Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:	Jason Friesen
Senior Vice President of Finance, Investor Relations and Treasurer
(847) 585-3899

	Media:	Mark Spencer
Senior Director, Corporate Communications
(847) 585-3802

	Providence Equity Partners:	Andrew Cole
Sard Verbinnen & Co
(212) 687-8080

Career Education Corporation Announces Sale of Istituto Marangoni

Schaumburg, Ill. – November 14, 2011—Career Education Corporation (NASDAQ: CECO) announced today that it has sold Istituto Marangoni to an investor group led by affiliates of Providence Equity Partners (“Providence”), a Providence, Rhode Island based private equity firm with over $23 billion of capital under management. Terms of the deal were not disclosed. Istituto Marangoni is headquartered in Milan, Italy with additional locations in Paris, France, and London, England, providing education to students primarily in the areas of fashion and design.

“We determined that Istituto Marangoni and its world renowned fashion and design programs was not core to our long term European strategy centered on curricula offered through our INSEEC group of schools and the International University of Monaco. We believe that Istituto Marangoni will fit well with an experienced educational operator like Providence and that the new owners will build on the success of the institution in ways that benefit students, faculty and staff,” said Steven H. Lesnik, Chairman of the Board, President and Chief Executive Officer of Career Education Corporation.

“Istituto Marangoni has a tremendous reputation across the world for its outstanding programs,” said Karim Tabet, Managing Director of the London office of Providence. “The Providence team looks forward to working with the Istituto Marangoni management team in paving the road to a successful future for the institution and its current and future students.”

As a result of the transaction, Career Education Corporation estimates that a gain of $17—$20 million will be reflected within Discontinued Operations in the Company’s consolidated financial statements.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 100,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

About Providence Equity

Providence Equity is the leading global private equity firm specializing in equity investments in media, communications, information services and education companies around the world. The principals of Providence manage funds with over $23 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Globally, Providence is the largest private investor in the education sector, with approximately $2.5 billion in equity commitments invested in colleges and universities, education publishing and online education platforms. Significant investments in the education sector include Study Group, Blackboard, EDMC, Archipelago Learning, Ascend Learning and Estro. Providence is headquartered in Providence, RI (USA) and has offices in New York, London, Los Angeles, Hong Kong and New Delhi.